U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 10-QSB

/ X / QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934


                For the quarterly period ended February 28, 1998


/   /    TRANSITION REPORT UNDER SECTION 13 OR 15 (d) OF THE EXCHANGE ACT

            For the transition period from __________ to _______________

            Commission file number:             1-13360

                                ENTERACTIVE, INC.
        (Exact name of small business issuer as specified in its charter)


            DELAWARE                                    22-3272662
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                       Identification No.)


               25 West 45th Street, Suite 306, New York, NY 10036
                    (Address of Principal Executive Offices)

                                 (212) 768-7100
                (Issuer's Telephone Number, Including Area Code)


            Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and
(2) has been subject to such filing requirements for the past 90 days.

YES / X /   NO  /  /

            State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date:

                                                   Number Outstanding
        Title of Class                             as of March 31, 1998
        --------------                             --------------------
  Common Stock, $.01 Par Value                         9,424,933

Transitional Small Business Disclosure Format: Yes / /      No /X/

                                TABLE OF CONTENTS

PART I - FINANCIAL INFORMATION

                                                                            Page
Item 1  Financial Statements

        Consolidated Balance Sheets at February 28, 1998 and May 31, 1997      3

        Consolidated Statements of Operations for the nine months
        and three month period ended February 28, 1998, and
        February 28, 1997  respectively.                                     4,5


        Consolidated Statements of Cash Flows for the nine months
        ended February 28, 1998 and  February 28, 1997.                        6


        Notes to Condensed Consolidated Financial Statements                   7

Item 2. Management's Discussion and Analysis of Financial
        Condition and Results of Operations                                    9


,
PART II - OTHER INFORMATION
                                                                            Page

Item 1. Legal Proceedings                                                     12

Item 2. Change in Securities                                                  12

Item 3. Defaults upon Senior Securities                                       12

Item 4. Submissions of Matters to a Vote by Security Holders                  12

Item 5. Other Information                                                     12

Item 6. Exhibits and Reports on Form 8-K                                      12


SIGNATURES                                                                    13

                        ENTERACTIVE INC. and Subsidiaries
                           Consolidated Balance Sheets


                                                                        February 28, 1998
ASSETS                                                                     (unaudited)            May 31, 1997
                                                                        --------------------------------------
Current Assets
Cash and cash equivalents                                                 $  2,085,700            $  4,952,900
Investments                                                                    115,100                    --
Accounts receivable, net                                                       280,100                 224,400
Other Receivables                                                               56,100                    --
Assets held for sale                                                              --                   100,000
Prepaid expenses and other                                                     185,400                  93,800
                                                                          ------------            ------------
Total current assets                                                         2,722,400               5,371,100

Affiliation rights, net                                                        546,900                 593,800
Property and equipment, net                                                    550,500                 154,900
Other                                                                          125,500                  61,500
                                                                          ------------            ------------
                                                                          $  3,945,300            $  6,181,300
                                                                          ============            ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable                                                          $    440,000            $    287,900
Accrued restructuring expenses                                                 221,600                    --
Accrued payroll and related expenses                                            83,700                  79,500
Other accrued expenses                                                         489,600                 544,500
Deferred revenue                                                                  --                    69,500
Current maturities of long-term debt                                           120,900                  40,200
                                                                          ------------            ------------
Total current liabilities                                                    1,355,800               1,021,500
Long-term debt                                                                 148,800                    --
                                                                          ------------            ------------
                                                                             1,504,600               1,021,500

Stockholders' Equity
Preferred Stock $.01 par value, 2,000,000 shares authorized:
  Series A 6,720 shares issued and outstanding                                     100                     100
  Series B 2,000 and no shares issued and outstanding at
  February 28, 1998 and May 31, 1997                                               100                    --

Common Stock $.01 par value, 50,000,000 shares authorized;
9,423,933 and 7,679,441 shares issued and outstanding at
February 28,1998 and May 31,1997                                                94,200                  76,800

Additional paid-in capital                                                  30,246,000              28,038,400
Unrealized Gain on marketable equity securities                                115,100
Accumulated deficit                                                        (28,014,800)            (22,955,500)
                                                                          ------------            ------------
Total stockholders' equity                                                   2,440,700               5,159,800
                                                                          ------------            ------------
Total Liabilities and Stockholders' equity                                $  3,945,300            $  6,181,300
                                                                          ============            ============

See notes to consolidated financial statements

                        ENTERACTIVE INC. and Subsidiaries
                      Consolidated Statements of Operations
                                   (unaudited)


                                                                              Three months ended
                                                                     February 28             February 28
                                                                         1998                     1997
                                                                     -----------------------------------

Net product sales                                                     $      --              $   115,200
Internet services revenues                                                426,200
Software licensing and royalty revenue                                     74,000                152,600
                                                                      -----------            -----------
       Total revenues                                                     500,200                267,800

Cost of product sales                                                        --                  113,600
Amortization of capitalized software                                         --                  107,000
Cost of Internet services revenues                                        617,000                   --
Cost of software licensing and royalty revenue                              6,100                   --
Research and development expenses                                            --                  686,200
Marketing and selling expenses                                            610,100                913,600
General and administrative expenses                                       494,700                504,700
                                                                      -----------            -----------
       Total costs and expenses                                         1,727,900              2,325,400
                                                                      ===========            ===========

Operating loss                                                         (1,227,700)            (2,057,600)
                                                                      -----------            -----------

Other income (expense):
      Interest expense                                                     (4,600)               (10,900)
      Other income/expense                                                   (900)
      Interest income                                                      11,300                 81,800
                                                                      -----------            -----------
Net Loss                                                              $(1,221,900)           $(1,986,700)
                                                                      ===========            ===========

Preferred stock preferences (1997 restated - Note 5)                   (3,596,900)              (932,100)

                                                                      -----------            -----------
Net loss to common shareholders (1997 restated - Note 5)              $(4,818,800)           $(2,918,800)
                                                                      -----------            -----------

Basic and diluted loss per common share (1997 restated - Note 5)
                                                                      $     (0.57)           $     (0.38)
                                                                      ===========            ===========

Weighted average shares of common stock outstanding                     8,380,656              7,679,441
                                                                      ===========            ===========

See notes to consolidated financial statements

                        ENTERACTIVE INC. and Subsidiaries
                      Consolidated Statements of Operations
                                   (unaudited)

                                                                              Nine Months Ended
                                                                     February  28,          February  28,
                                                                          1998                  1997
                                                                     ------------------------------------
Net product sales                                                            --                  881,300
Product development revenue                                                  --                   40,700
Internet services revenues                                                944,500                   --
Software licensing and royalty revenue                                    206,400                527,900
                                                                      ----------------------------------
       Total revenues                                                   1,150,900              1,449,900

Cost of product sales                                                        --                  462,500
Amortization of capitalized software                                         --                  321,200
Cost of development revenue                                                  --                   37,000
Cost of internet services revenues                                      1,919,400                   --
Cost of software licensing and royalty revenue                             28,300                   --
Research and development expenses                                            --                2,126,400
Marketing and selling expenses                                          2,362,600              2,719,900
General and administrative expenses                                     1,553,500              1,412,115
Restructuring expenses                                                    427,700
                                                                      ----------------------------------
       Total costs and expenses                                         6,291,500              7,079,000
                                                                      ----------------------------------

Operating loss                                                         (5,140,600)            (5,629,100)
                                                                      ----------------------------------

Other income (expense):
      Interest expense                                                     (8,000)               (33,100)
      Other income (expense)                                                 (900)                 6,900
      Interest income                                                      90,200                165,200
                                                                      ----------------------------------

            Net loss                                                   (5,059,300)            (5,490,100)
                                                                       ==================================

Preferred stock preferences (1997 restated - Note 5)                   (8,157,700)              (932,100)
                                                                      ----------------------------------
Net loss to common shareholders (1997 restated - Note 5)             $(13,217,000)          $ (6,422,200)
                                                                      ----------------------------------

Basic and diluted loss per common share (1997 restated - Note 5)     $      (1.66)          $      (0.84)
                                                                      ==================================

Weighted average shares of common stock outstanding                     7,965,846              7,679,295
                                                                      ==================================

See notes to consolidated financial statements

                        ENTERACTIVE INC. and Subsidiaries
                      Consolidated Statements of Cash Flows
                                   (unaudited)

                                                                                  Nine Months Ended February 28,
                                                                                     1998               1997
                                                                                --------------------------------

Cash flows from Operating Activities
Net Loss                                                                        $(5,059,300)         $(5,490,100)
Adjustments to reconcile net loss to net cash used in operating activities
     Depreciation and amortization                                                  134,000              462,100
     Stock option consulting expense                                                   --                356,300
Changes in assets and liabilities
     Accounts receivable                                                            (55,700)             (77,400)
     Income taxes receivable                                                           --                 16,400
     Assets held for sale                                                            43,900                 --
     Inventories                                                                       --                (78,600)
     Prepaid expenses and other                                                     (91,600)                (200)
     Other assets                                                                   (64,000)                --
     Accounts payable                                                               152,100             (508,300)
     Accrued expenses                                                               171,000             (840,100)
     Deferred revenue                                                               (69,500)                --
                                                                                --------------------------------
           Net cash used in operating activities                                 (4,839,100)          (6,159,900)

Cash flows from investing activities
      Purchase of franchise rights                                                     --               (625,000)
      Purchases of property and equipment                                          (482,700)             (60,100)
                                                                                --------------------------------
           Net cash (used in) investing activities                                 (482,700)            (685,100)

Cash flows from financing activities
       Proceeds from issuance of convertible preferred stock                      2,000,000            7,869,100
       Proceeds from exercise of stock options                                      225,100               73,500
       Proceeds from sale and leaseback of equipment                                250,100                 --
       Principal payments under long-term debt                                      (20,600)            (586,300)
                                                                                --------------------------------
            Net cash provided by financing activities                             2,454,600            7,356,300
                                                                                --------------------------------
            Net increase (decrease) in cash and cash equivalents                 (2,867,200)             511,300

Cash and cash equivalents
      Beginning of period                                                         4,952,900            6,005,400
                                                                                --------------------------------
      End of period                                                             $ 2,085,700          $ 6,615,700
                                                                                ================================

See notes to consolidated financial statements

                               ENTERACTIVE, INC.
              Notes to Condensed Consolidated Financial Statements
                                   (Unaudited)

         General

         The accompanying, unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB and in the opinion of management contain all adjustments, (consisting of only normal recurring entries), necessary to present fairly the financial position of Enteractive, Inc, (the "Company") as of February 28, 1998 and the results of its operations and its cash flows for the nine month, and three month periods ended February 28,1998. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. The interim financial statements should be read in conjunction with the Company's financial statements and related notes in the May 31, 1997 Annual Report on Form 10-KSB. The results for the nine month period ended February 28, 1998 are not necessarily indicative of the results to be obtained for the full year.

2.       Business

         Headquartered in New York, New York, Enteractive, Inc. (the "Company") is a provider of business solutions based on internet technologies. In August 1997, the Company sold its domestic distribution rights, inventory and certain accounts receivable from its interactive multimedia publishing business to a third party. The Company's address is 25 West 45th Street, Suite 306, New York, New York 10036 and its telephone number is (212) 768-7100. Its World Wide Web site address is http://www.crstone.com.

         Throughout the first half of fiscal 1997, the Company was primarily engaged in the development, publishing and marketing of multimedia interactive software with an emphasis on the CD-ROM platform. As a result of a rigorous review of the CD-ROM market, the Company's performance and the related risks of continuing to develop and market interactive multimedia titles, the Company concluded that it could capitalize on what the Company believes to be a vibrant market and upon its expertise in development by redirecting its business to provide network and web-related solutions, products and services to businesses and other entities.

         On December 4, 1996, the Company entered into an agreement (the "Enteractive Affiliates Agreement") with USWeb Corporation ("USWeb") pursuant to which the Company became an affiliate of USWeb and a member of USWeb's network of independent affiliates (the "USWeb Network"). Under the Affiliates Agreement, the Company paid $625,000 for the right to operate USWeb affiliate offices in certain localities for 10 years as provided below. USWeb is a public company whose principal investors include Intel, Softbank Corporation, which owns Comdex and Ziff-Davis Publishing, 21st Century Communications Partners L.P. ( significant stockholder of the Company), Wheatly Partners L.P. and Reuters. USWeb is seeking to capitalize on the service opportunities presented by the increasing use of the Internet and Intranets as commercial tools. The Company has formed a subsidiary, Enteractive Network Solutions Inc., doing business as USWeb Cornerstone. The Company will focus on three primary practice areas:

         Business Applications Practice - Focuses on the automation of core internal and external business processes through the use of internet technology. Intranets and extranets deliver business applications through secure internet technologies, and they can greatly increase productivity and reduce overall costs while helping an organization react quickly to changes in business and technology environments.

         Media Asset Management Practice - Enables corporations to manage the rapidly growing volumes of digital assets and to integrate them into business processes. Automating the creative and approval workflow, ensuring the consistency and integrity of a brand, repurposing or reexpressing existing assets to support various functions (training and marketing for example) provide opportunities to reduce cycle time and costs. The use of Internet technologies tightly integrated with database and storage technologies should enable clients to realize enormous returns in this area.

         Electronic Commerce Practice- Building electronic commerce solutions requires a detailed understanding of the relative strengths and weaknesses of the competing e-commerce product and service offerings, internet marketing savvy, and the skills to address the underlying financial, technology and security issues involved. There is a need to provide a wide range of e-commerce solutions from catalog merchant sites to large, sophisticated business - to - business systems stretching across many value chains

         The Company is obligated to pay USWeb monthly fees equal in the aggregate to 7% of adjusted gross revenues from this business, as defined in the agreement, but not less than certain contractual fee levels.

         By November 30, 1997 the Company, with the approval of USWeb, decided that it could more cost effectively service the territories covered under the franchise agreement with USWeb by closing its affiliate offices in New Jersey, Long Island, NY Philadelphia, PA , Baltimore, MA, and Stamford CT., and operate from offices located in New York City. The statement of operations for the nine month period ended February 28, 1998 reflects expenses totaling $427,700 to reflect the Company's estimated losses from subleasing the closed offices and the severance associated with eliminating positions deemed unnecessary by management.

3.       Affiliate Rights

         Fees for affiliation rights were paid to USWeb for the right to join the USWeb network and operate as an affiliate in the territories indicated in note 2. The fee is being amortized over the 10-year life of the agreement with USWeb. Affiliation rights at February 28,1998 were net of accumulated amortization of $78,125.

4.       Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

5. Private Placement of Series A Preferred Stock and Common Stock Purchase Warrants On December 12, 1996 the Company completed a private placement of 84 units each consisting of 80 shares of Class A Convertible Preferred Stock (Preferred Stock") and 50,000 common stock purchase warrants ("December 1996 Warrants") to purchase in the aggregate 4,200,000 shares of common stock $0.01 par value (the "Common Stock") at an exercise price of $4.00 per share. The Preferred Stock has a stated value of $1,250 per share and each share was convertible at any time after April 30, 1998 into such whole number of shares of common stock equal to the aggregate stated value of the Preferred Stock to be converted divided by the lesser of (i)$2.00 or (ii) 50% of the average closing sale price for the common stock for the last ten trading days in the fiscal quarter of the Company prior to such conversion. In a 1997 announcement, the staff of the Securities and Exchange Commission ("SEC") indicated that when preferred stock is convertible at a discount from the then current common stock market price, the discounted amount reflects at that time an incremental yield, e.g. a "beneficial conversion feature", which should be recognized as a return to the preferred shareholders. Based on the market price of the Company's Common Stock and the fair value of the December 1996 Warrants on the date of issuance, the Preferred Stock had a non cash beneficial conversion feature of $13,390,000. The beneficial conversion feature is recognized solely in the calculation of loss per common share over a 17 month period, beginning with the issuance of the Preferred Stock to April 30, 1998 the first date that conversion can occur. The impact on loss per common share is $ 0.42 and $1.01 in the three and nine months ended February 28, 1998. The loss per common share for the three and nine month periods ending February 28, 1997 have been restated to reflect an increase of $.12 as a result of the SEC announcement.

6.       Warrant Exchanges
         On September 16, 1997, the Company offered to exchange (the "Exchange Offer") twenty of its publicly-traded Common Stock Purchase Warrants (the "Warrants") expiring October 20, 1997 for one share of newly-issued Common Stock. On September 16, 1997, there were 5,121,468 Warrants outstanding. The purpose of the Exchange Offer was to reduce the overhang to the market for the Company's Common Stock. On October 14, 1997 the company issued 248,864 shares of Common Stock in exchange for 4,977,280 Warrants. The balance of the outstanding Warrants expired unexercised.

         On November 19, 1997 the Company offered to the holders of 4,200,000 December 1996 Warrants to issue one share of Common Stock for 2.8 December 1996 Warrants. The exchange offer as amended was conditioned on at least 90% of holders of the December 1996 Warrants agreeing to the exchange and expired on February 4, 1998. The December 1996 Warrants subject to the offer entitled the registered holder to purchase through December 13, 2001 one share of Common Stock at an exercise price of $4.00 per share. As a condition to closing the amended exchange offer, the Company sought the consent of at least 90% of all the holders of its Preferred Stock to (1) delay the date when the Preferred Stock would first be converted into Common Stock from April 30, 1998 until any time after June 30, 1999 and (2) modify the redemption feature so that one-third, rather than 50%, of the net proceeds from any public equity offering consummated by the Company prior to January 1, 2000 would be used to redeem the outstanding Preferred Stock and (3) if the closing price of the Company's common Stock is at least $6.00 for 10 trading days in any 30 day period, the Company will use its best efforts to complete an underwritten offering of its Common Stock. All holders of Preferred Stock who approved the delay in the conversion date will receive also a special monthly dividend equal to 12% per annum of the stated value of the Preferred Stock ($1,250 per share) for the period commencing April 30, 1998 and ending the earlier of (1) June 30, 1999 or (2) the redemption date, if any of the Preferred Stock. Such payment may be made, at the Company's option in either cash or additional shares of its Common Stock or a combination thereof. Such payments will be made at the later of (1) the time it redeems the Preferred Stock, or (2) July 10, 1999 (if the Company does not redeem the Preferred Stock on or before June 30,
         1999). On February 6, 1998 the company issued 1,397,323 shares of Common Stock in exchange for 3,912,500 December 1996 Warrants which were exchanged as part of the Exchange Offer. The holders of approximately 93% of the Preferred Stock agreed to amend the terms of the Preferred Stock.

7.       Private Placement of Series B Preferred Stock
         On February 20, 1998, the Company closed a $2,000,000 private placement. The Company issued Series B par value $.01 Convertible Preferred Stock (Series B Preferred Stock). The Series B Preferred Stock has a stated per share value of $1,000, is entitled to vote on all matters submitted to holders of the Common Stock, pays no dividends and is not redeemable. The Series B, Preferred Stock is not convertible until March 1, 1999 unless the Company has a private placement or public offering of Common Stock where the gross proceeds to the Company are in excess of $2,000,000 (the Financing). Upon the closing of a Financing all of the Series B Preferred Stock shall automatically convert into shares of the Company's Common Stock equal to the aggregate stated value of the Series B Preferred Stock ($2,000,000) divided by the greater of (a) 90% of the per share offering price of the financing or (b) $1.00. Subsequent to March 1, 1999 the Series B Preferred Stock is convertible into shares of Common Stock equal to the aggregate stated value of preferred shares to be converted divided by $1.00. The maximum number of common shares issuable upon conversion of preferred stock is 2,000,000.

         In a 1997 announcement, the staff of the Securities and Exchange Commission ("SEC") indicated that when preferred stock is convertible at a discount from the then current common stock market price, the discounted amount reflects at that time an incremental yield, e.g. a "beneficial conversion feature", which should be recognized as a return to the preferred shareholders. Based on the market price of the Company's common stock on the date of issuance the Series B Preferred Stock had a non cash beneficial conversion feature of $2,250,000. The beneficial conversion feature is recognized solely in the calculation of loss per common share over the period, beginning with the issuance of the Series B Preferred stock to March 1999 the first date that mandatory conversion can occur. The impact on loss per common share is $0.01 in the three and nine months ended February 28, 1998.

Item 2

         Management's Discussion and Analysis of Financial Condition and Results of Operations

         The discussion and analysis below should be read in conjunction with the Financial Statements of Enteractive and the Notes to Financial Statements included elsewhere in this Form 10-QSB.

         Overview
         The Company was formed in December 1993 to develop, publish and market interactive multimedia software products. On December 4, 1996 the Company signed an agreement with USWeb Corporation under which the Company has established a subsidiary to operate in New York and the exclusive rights in Long Island, Philadelphia, Baltimore, Stamford, CT and Bergen County and Newark, NJ. USWeb Cornerstone, the subsidiary, provides a full range of Internet and Intranet-based business solutions; including Web site design, hosting and management, design and implementation of database and e-commerce solutions, and Web-related strategic consulting and marketing.

         Quarterly results
         Since signing the affiliate agreement with USWeb Corporation, the Company has been building infrastructure to support anticipated sales. The Company monitors and adjusts expense levels to support the revenue stream. By May 31, 1997, the Company no longer utilized significant resources for development or marketing of multimedia products and consequently most comparisons to the previous years' periods are not applicable.

         By November 30, 1997 the Company, with the approval of USWeb, decided that it could more cost effectively service the territories covered under the franchise agreement with USWeb by closing its affiliate offices in New Jersey, Long Island, NY Philadelphia, PA , Baltimore, MA, and Stamford CT., and operate from offices located in New York City. The statement of operations for the nine month period ended February 28, 1998 reflects expenses totaling $427,700 for the Company's estimated losses from subleasing the closed offices and the severance associated with eliminating positions deemed unnecessary by management.

         The Company expects its quarterly results to vary significantly in the future. The number of customer contracts signed and fulfilled significantly influence revenues. Further market acceptance of the Company's offerings is dependent on (1) the growth and utilization of the Internet as a medium for commerce, (2) the success of USWeb establishing and positioning the USWeb brand in the territories where the Company operates and (3) the success of offerings by competitors. The Company does not expect seasonal factors to be a significant influence on revenues.

         Results of Operations - Quarter and Nine Months Ended February 28, 1998 Net product sales for the three and nine month periods ended February 28, 1998 were $0 compared to $115,200 and $881,300 for the three and nine month periods ended February 28, 1997. The decrease is due to the Company's decision to license others to market and distribute its interactive multimedia products. Revenues from these relationships in fiscal 1998 are reflected as royalties. Prospectively, the Company does not expect any revenues from CD-ROM title sales other than royalty income as discussed below.

         Internet services revenue for the three and nine month periods ended February 28, 1998 were $426,200 and $944,500 respectively compared to $0 for the three and nine month periods ended February 28, 1997. These revenues consist of consulting and services revenues from USWeb Cornerstone, which began operations in the current fiscal year.

         Software Licensing and Royalty revenue for the three and nine month periods ended February 28, 1998 were $74,000 and $206,400 respectively compared to $152,600 and $527,900 for the three and nine month periods ended February 28, 1997. The decrease is the result of the Company's decision to focus on the Internet business of USWEB Cornerstone. The royalties relate to sales of titles, all of which were first marketed over 12 months ago. This revenue stream is expected to continue to diminish as the titles continue to age.

         Cost of Internet Services Revenue for the three and nine month periods ended February 28, 1998 were $617,000 and $1,919,400 respectively compared to 0 for the three and nine month periods ended February 28, 1997. The Company's Internet Services revenues increased as a percentage of cost from 40% through the six months ended November 30, 1997 to 69% for the three months ended February 28, 1998. This increase is principally the result of higher revenues. For the three months, ended February 28, 1998 revenues averaged $142,000 per month compared to $86,000 per month for the 6 months ended November 30, 1997.

         Research and Development expenses were $0 in the three and nine month periods ended February 28, 1998, compared to $686,200 and $2,126,400 for the three and nine month periods ended February 28, 1997. The decrease is due to the Company's decision to focus on the Internet business of USWeb Cornerstone and elimination of interactive multi-media product development.

         Marketing and selling expenses for the three and nine month periods ended February 28, 1998 were $610,100 and $2,362,600 respectively compared to $913,600 and $2,719,900 for the three and nine month periods ended February 28, 1997. Year over year comparisons of marketing and selling are not meaningful because the current year expenses relate to the Internet Services business of USWeb Cornerstone. The costs in fiscal 1997 relate to the selling and marketing of interactive multi-media products. During the quarter ended February 28, 1998, average monthly marketing expenses were $203,000 compared to $318,000 for the quarter ended November 30, 1997. This decrease is the result of the Company's decision to consolidate its sales facilities and operations and eliminate redundant positions.

         General and administrative expenses for the three and nine month periods ended February 28, 1998 were $494,700 and $1,553,500 respectively compared to $504,700 and $1,412,115 for the three and nine month periods ended February 28,1997. General and administrative expenses include costs for accounting, information systems, human resources, legal, general facilities and senior executives.

         Interest and other income includes interest and dividend payments on cash balances. Interest and other income for the three and nine month periods ended February 28, 1998 were $11,300 and $90,200 respectively compared to $81,800 and $165,200 for the three and nine month periods ended February 28, 1997 due to lower cash balances.

         No income tax benefit was recorded for the quarter ended February 28,1998. The Company does not believe it will generate taxable income for the period ending May 31, 1998. Beyond such time, using the standards set forth in Financial Accounting Standard No. 109, management cannot currently determine whether the Company will generate taxable income during the period that the Company's net operating loss carry forward may be applied towards the Company's taxable income, if any. Accordingly, the Company has established a valuation allowance against its deferred tax asset.

         Liquidity and Capital Resources
         Since June 1, 1995, the Company's principal sources of capital have been as follows:

         a) On February 20, 1998 the Company closed a $2,000,000 private placement. The Company issued Series B par value $.01 Convertible Preferred Stock ("Series B Preferred Stock"). The Series B Preferred Stock has a stated per share value of $1,000, is entitled to vote on all matters submitted to holders of the Company's Common Stock, pays no dividends and is not redeemable. The Series B Preferred Stock is not convertible until March 1, 1999 unless the Company has a private placement or public offering of common stock where the gross proceeds to the Company are in excess of $2,000,000 (the "Financing"). Upon the closing of a Financing all of the Series B Preferred Stock shall automatically convert into shares of the Company's Common Stock equal to the aggregate stated value of the Series B Preferred Stock ($2,000,000) divided by the greater of (a) 90% of the per share offering price of the financing or (b) $1.00. Subsequent to March 1, 1999 the Series B Preferred Stock is convertible into shares of common stock equal to the aggregate stated value of preferred shares to be converted divided by $1.00. The maximum number of common shares issuable upon conversion of preferred stock is 2,000,000.

         b) On December 12, 1996 the Company completed a private placement of 84 units each consisting of 80 shares of Preferred Stock and 50,000 December 1996 Warrants to purchase in the aggregate 4,200,000 shares of common stock at an exercise price of $4.00 per share. Proceeds were approximately $7,869,000, net of related expenses of $531,000. The Preferred Stock has a stated value of $1,250 per share. As further described in Note 6 to the Consolidated Financial Statements on February 6, 1998 the Company completed a Warrant Exchange offer under which the Company issued 1,397,323 shares of Common Stock in exchange for 3,912,500 warrants and amended the terms of the Preferred Stock for holders who participated in the Warrant Exchange.

         In May 1996, the Company consummated an agreement with certain of its former officers pursuant to which the Company repurchased 1,000,000 shares of Common Stock at $1.00 per share. Under the purchase agreement as amended, the Company has paid all but $40,200 of the purchase price, which is due in May 1998.

         During the third quarter of fiscal 1998, the Company sold and leased back equipment under a three-year sale/leaseback agreement with a leasing company secured by the company's accounts receivable and equipment. The Company received $250,000 which approximated the net book value of the equipment. The effective interest rate of the lease is 8 1/2% and the monthly payment is $10,080.

         At February 28, 1998, the Company had cash and cash equivalents of $2,085,700. The decrease of $2,867,300 in cash, and cash equivalents from May 31, 1997 reflects the funding of operating activities of $4,926,000, and the purchase of fixed assets of $483,000 partially offset by the proceeds from the February 1998 private placement, sale and leaseback of equipment discussed above, and proceeds from the exercise of stock options.

         Capital expenditures were $482,700 for the nine months ended February 28, 1998 compared to $60,100 for the nine months ended February 28, 1997. The Company's higher fiscal 1998 capital expenditures result from acquiring equipment required for the US Web affiliate sales offices. The Company does not anticipate significant capital expenditures for the remaining of the fiscal year.

         In August 1997, Nasdaq enacted new standards for the listing of its member companies on its Small Cap Market. These standards, which took effect on February 23, 1998, require listed companies to maintain certain financial and corporate governance criterion for continued listing on the SmallCap market.. As of February 28,1998, the Company meets the financial criterion for continued listing on the SmallCap market. After such standards take effect, companies that do not meet the new standards could be subject to de-listing from the SmallCap market. There can be no assurances that the Company will be able to maintain compliance with the Nasdaq listing standards. The failure to meet the maintenance criteria in the future may result in the Common Stock no longer being eligible for quotation on Nasdaq and trading, if any, of the Common Stock would thereafter be conducted in the non-nasdaq over - the -counter market. As a result of such delisting of the Common Stock from Nasdaq, it may be more difficult for investors to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.

         Forward looking statements
         This Form 10-QSB contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and
         Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to develop its products, the success of its USWeb Cornerstone subsidiary as well as general market conditions, competition and pricing. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this Form 10-QKSB will prove to be accurate. In light of significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

         Inflation
         The past and expected future impact of inflation on the financial statements is not significant.

         Item 1.     Legal Proceedings

         None

         Item 2.     Change in Securities

         As described in Note 6 to Notes to Condensed Consolidated Financial Statements, the Company completed the exchange offer with respect to the December 1996 Warrants during the quarter ended February 28, 1998.

         On February 20, 1998, the Company closed a private placement of $2,000,000 of Series B Preferred Stock. The sale was made pursuant to the exemption contained in Section 4(2) of the Securities Act of 1933 as amended. The Company engaged no underwriter or placement agent in connection with the private placement. For further information relating to the private placement, please see note 7 to the consolidated financial statements.

         Item 3.     Defaults upon Senior Securities

         None

         Item 4.     Submissions of Matters to a Vote Security Holders

         None

         Item 5.     Other Information

         Item 6.     Exhibits and Reports on Form 8-K
         (a)         Exhibits - Exhibit 27 Financial Data Schedule
         (b) Reports on Form 8-K - The Company filed two reports on form 8-K under Item 5 during the quarter ended February 28, 1998 as follows:

         On February 6, 1998, the Company completed the exchange offer to exchange 2.8 December 1996 Warrants expiring December 13, 2001 (the "Warrants") into one share of its common stock, $.01 par value per share.

         On February 19, 1998, the company completed a private placement of $2,000,000 of newly issued Series B preferred stock.

SIGNATURES

         In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    ENTERACTIVE, INC.
                                    -----------------
                                    (Registrant)

            Date April 17, 1998     /s/ Kenneth Gruber
                                    ------------------
                                    Kenneth Gruber
                                    Chief Financial Officer and
                                    Principal Accounting Officer




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